UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2007

HERBST GAMING, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-71044	88-0446145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 West Russell Road, Las Vegas, NV 89118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On December 14, 2007, Herbst Gaming, Inc. (the “Company”) entered into Amendment No. 2 to Second Amended and Restated Credit Agreement (the “Amendment”) which amended the Company’s Second Amended and Restated Credit Agreement dated as of January 3, 2007 (as amended, the “Credit Agreement”) among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent.  The Amendment provides for a waiver from compliance with the financial covenants set forth in the Credit Agreement for the fiscal quarter ended September 30, 2007.  In addition, the Amendment provides for, among other modifications, the following changes to the terms of the Credit Agreement:

•                  the interest rate premium payable in respect of loans available under the Credit Agreement has been increased for Eurodollar loans from LIBOR plus 3.50% to LIBOR plus 3.50%, 4.00% or 4.50% depending on the Company’s Senior Debt to EBITDA Ratio (as defined in the Amendment), and has been increased for base rate loans from the base rate plus 3.25% to the base rate plus 2.25%, 2.75% or 3.25% depending on the Company’s Senior Debt to EBITDA Ratio;

•                  the definition of EBITDA has been modified so that EBITDA will be increased (i) for any period that includes the fiscal year ending December 31, 2007, to the extent of the loss associated with the Company’s previously announced termination of interest rate swap agreements and (ii) for certain fiscal quarters, by amounts equal to the anticipated savings resulting from the Company’s previously announced renegotiation of material route agreements;

•                  the threshold for cash to qualify as “Excess Cash” for purposes of calculating the Total Debt to EBITDA Ratio (as defined in the Credit Agreement) and the Senior Debt to EBITDA Ratio has been increased;

•                  $60,000,000 of outstanding revolving loans have been converted into term loans and the revolving commitments in respect thereof have been permanently reduced, and additionally the Company further reduced the revolving commitments by an additional $15,000,000, resulting in an aggregate reduction of the revolving commitments under the Credit Agreement from $175,000,000 to $100,000,000;

•                  the Company’s right to request increases to the aggregate revolving commitments and additional term loans has been terminated;

•                  the indebtedness and lien covenants have been modified to allow the Company to incur up to an additional $275,000,000 of second lien, senior or senior subordinated indebtedness, subject to the terms set forth in the Amendment;

•                  the Senior Debt to EBITDA Ratio and the Total Debt to EBITDA Ratio have each been adjusted for future measurement periods and the Interest Charge Coverage Ratio (as defined in the Amendment) has been decreased for future measurement periods;

•                  prior to the issuance of any Qualified Additional Debt Capital (as defined in the Amendment) other than subordinated obligations, the Company has agreed to enter into control agreements in respect of substantially all of its deposit, brokerage, or other similar account maintained by the Company or its subsidiaries;

•                  the Company received a waiver of compliance for a specified period of time with the provision of the Credit Agreement requiring that the Company have in place swap contracts on or prior to December 31, 2008 with one or more of the lenders resulting in not less than 50% of its indebtedness for borrowed money having a fixed interest rate;

•                  in addition to any prepayment premiums required by the Credit Agreement, upon any voluntary prepayment of term loans prior to December 15, 2010, the Company will pay an additional premium of 1%, provided that it will not have to pay any such prepayment premiums required under the Credit Agreement for any prepayments that are in an aggregate principal amount not in excess of $275,000,000 and are made on or prior to December 31, 2008 using proceeds of any qualifying additional debt capital or the proceeds of equity securities issued by the Company;

•                  the Company will use $25,000,000 of its cash on hand to reduce the outstanding principal balance of the revolving loans; and

•                 after December 31, 2007, cash dividends may be declared and paid only in an aggregate amount not to exceed the Company’s percentage of Excess Cash Flow (as defined in the Amendment) for the preceeding fiscal year so long as the Company is in compliance with those financial covenants set forth in the Amendment.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Report.

Bank of America, N.A., Lehman Commercial Paper, Inc., and other lenders under the Credit Agreement and their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and its affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

Item 9.01.              Financial Statements and Exhibits

(d)           Exhibits

10.1         Amendment No. 2 to Second Amended and Restated Credit Agreement dated as of December 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: December 20, 2007	By:	/s/ Mary Beth Higgins
Mary Beth Higgins
Chief Financial Officer